Exhibit 23.3

November 18, 2022

We hereby consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form S-4 of Coterra Energy Inc. to be filed with the Securities and Exchange Commission on or about November 18, 2022 (the “Registration Statement”) of all references to our firm and of our report dated January 31, 2022, included in or made a part of the Annual Report on Form 10-K for the year ended December 31, 2021 of Coterra Energy Inc. We further consent to the use of the name Miller and Lents, Ltd. under the heading “Experts” in the Registration Statement.

Very truly yours,

Miller and Lents, Ltd.
Texas Registered Engineering Firm No. F-1442

By	/s/ Jennifer A. Godbold
Jennifer A. Godbold, P.E.
Senior Vice President

1